UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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OSI Systems, Inc.
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Supplemental Information Regarding Proposal 3 (Advisory Vote To Approve Executive Compensation)

OSI Systems Stockholders:

We are writing to ask for your support at our 2013 annual stockholders meeting by voting in accordance with the recommendation of our Board of Directors on Proposal 3, the advisory vote to approve executive compensation (our “Say-on-Pay” proposal). We understand that many of you have developed your own internal guidelines for voting on Say-on-Pay. That said, we also recognize that some of you use proxy advisory services such as ISS Proxy Advisory Services and believe there are a number of items worth highlighting and shedding some additional color upon. We believe that a vote in favor of the proposal is warranted for these reasons: (1) we delivered strong operating performance during fiscal 2013; (2) under our CEO’s leadership, our stock price has increased approximately 132% and 201% over the past three- and five- year periods ending in fiscal 2013; (3) our CEO’s pay over the past five-years has been closely aligned with our total stockholder return (TSR) performance; (4) 100% of our executives’ equity awards for fiscal 2013 were performance-based and tied to measurable pre-established targets; (5) our annual incentive bonus program included consideration of quantitative factors; and (6) we are committed to having strong governance standards and have taken multiple steps to further this commitment.

1.                                    We delivered strong operating performance during fiscal 2013:

•                                         We achieved non-GAAP diluted earnings per share (EPS) of $2.76 which represented a 21% increase over the prior year; our fifth consecutive year of record non-GAAP earnings.  Please see the reconciliation of GAAP to non-GAAP net income and earnings per share in the attached Appendix.

•                                         While we launched new products, entered new markets, and invested substantial amounts in R&D and in connection with the implementation of the Mexico screening services program, we actively leveraged our business infrastructure and maintained intelligent cost management, resulting in a significantly improved operating margin of 9.3% as compared to 8.3% in the prior year.

•                                         Revenues increased 1% over our prior year despite a very difficult point of comparison as fiscal 2012 revenues were unusually high due to a large U.S. Army program which was substantially completed during that fiscal year.  Excluding the impact of this program, sales increased by 14%.  The reference by ISS to our revenue declining is not accurate.  Please see the attached Appendix for a reconciliation of the GAAP to non-GAAP revenue growth rate.

•                                         We grew our addressable markets through new product introductions and targeting of markets that did not previously represent a significant source of revenues. This dynamic approach has served to sustain growth even through periods such as the past year, when many sectors of the global economy, including much of the rest of the security inspection industry, experienced significant headwinds.

•                                         We made targeted investments in new product development (R&D) and acquisitions. Such investments in the past have led to our introduction of the Rapiscan RTT® computed tomography (CT) based hold baggage inspection system and new generation of healthcare products.

2.                                    Under our CEO’s leadership, our stock price has increased 132% and 201% over the past three- and five-year periods, respectively, ending in fiscal 2013. We have achieved this growth while continuing to make significant, targeted investments in new product lines and lines of business. Our CEO’s pay over the past five-years ending in fiscal year 2013 has been closely aligned with our TSR performance.

We believe that our long-term TSR performance has been exceptional and that the structure of our executive compensation program contributed to our achievements by incentivizing our executives to grow the company in a way that creates long-term value for our stockholders. ISS does not refute the strong alignment between our CEO pay and TSR. ISS reports that our CEO pay for fiscal 2013 was not of a “high concern” on a quantitative basis in ISS’ pay-for-performance quantitative screen. The chart below shows the close alignment of our CEO’s pay as compared to our TSR performance over the past five years ending in fiscal year 2013.

3.                                    Our executives’ equity awards are 100% performance-based and tied to measurable pre-established adjusted EBITDA per share goals. Our Mexico operations were specifically excluded from our long-term incentive program so that executives would not “double dip.”

Our named executive officers were not granted any time-vesting equity awards during fiscal 2013. The equity grants made to our executives during fiscal 2013 were 100% performance-based and tied to pre-established adjusted EBITDA per share targets which require significant compound annual growth.  Forty percent (40%) of the maximum number of shares underlying each named executive officer’s 2013 award has a three-year performance component which vests or is forfeited following the end of the three-year performance cycle, subject to the achievement of the adjusted EBITDA per share growth target for fiscal 2015. If 85% of this three-year adjusted EBITDA per share target is not attained, then 100% of these shares tied to that target are forfeited.  Up to twenty percent (20%) of the maximum number of shares under each award may vest annually over the three-year period if annual adjusted EBITDA per share growth targets are exceeded for fiscal years 2013, 2014 and 2015, respectively.  These grants were made pursuant to our Long Term Incentive Program, which was established in 2012.

The adjusted EBITDA per share targets excludes the effect of our security scanning program for the Mexico Servicio de Administración Tributaria for which the Compensation Committee has established a separate program, discussed below.  The Compensation Committee specifically excluded our Mexico operations from the long-term equity incentive program so that our executives would not benefit multiple times under two programs for the same accomplishments. We believe that the performance metrics underlying our long-term equity incentive program are rigorous and we have not disclosed these metrics because their disclosure would allow our competitors to determine the EBITDA and pricing related to our Mexico turnkey operations, which would be competitively harmful to us.  Our Compensation Committee intends to disclose these targets, on a retrospective basis, following completion of each 3-year performance cycle beginning with the performance cycle ending in fiscal 2015.

For fiscal 2013, we achieved 121% of the fiscal 2013 adjusted EBITDA per share target, and as a result our CEO earned 46,500 shares, consisting of 33,000 vested shares earned pursuant to the fiscal 2013 grant and 13,500 vested shares earned pursuant to the fiscal 2012 grant.

4.                                    In 2012, the Compensation Committee established a separate incentive program tied to our Mexico turnkey operations in order to underscore its importance to the company and to focus management’s attention on developing the opportunity in Mexico.

The Compensation Committee established a separate incentive program in 2012 tied to the performance of our security scanning program for the Mexico Servicio de Administración Tributaria (the “Mexico SAT Incentive Program”) in order to underscore its importance to the company and to focus management’s attention on this important opportunity. Incentives under the Mexico SAT Incentive Program are conditioned on the achievement of operating income targets that we believe are rigorous which relate to the services for the Mexico Servicio de Administración Tributaria. These targets require that such operating income, as a percentage of revenue, significantly exceed our company-wide operating margin before any incentives are awarded. We have not disclosed these operating income targets because such disclosure would be competitively harmful to us. Our Compensation Committee intends to disclose these operating income targets, on a retrospective basis, following the completion of our security scanning program for the Mexico Servicio de Administración Tributaria.

Under the Mexico SAT Incentive Program, for fiscal 2013, based on operating income achieved, our CEO was awarded $682,000 consisting of the short term component of the program. The long-term components of the program are described more fully in our proxy statement filed with the Securities and Exchange Commission on October 15, 2013 (“Proxy Statement”).

5.                                    Although our annual incentive bonus program allows for our Compensation Committee to exercise discretion once financial thresholds are achieved, qualitative and quantitative factors are then considered in determining bonus amounts.

As described in our Proxy Statement, our Compensation Committee considered both qualitative and quantitative factors when determining the annual bonus amounts for fiscal 2013.  With respect to the annual incentive bonuses granted to our CEO and other executive officers, the Compensation Committee considered quantitative factors including that in fiscal 2013: (1) our non-GAAP diluted earnings per share (EPS) increased by 21% over the prior year; (2) our revenues increased 1% over our prior year, despite a very difficult point of comparison from our prior year, and excluding the impact of the US Army program revenues increased by 14%; (3) our operating margin significantly improved to 9.3% as compared to 8.3% in the prior year; (4) services revenues increased 76% over the prior year indicating a greater, recurring revenue source; and (5) services gross margins improved to 43.2% as compared to 32.7% in the prior year.  The Compensation Committee also considered qualitative factors as described in our Proxy Statement.

6.            Corporate Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. In 2013, we took the following actions:

•                                         Prohibited all hedging and prospective pledging of our stock by named executive officers and directors.

•                                         Adopted a robust clawback policy that provides that if an accounting restatement is required due to material non-compliance with any accounting requirements, then we will seek to recover any excess in the incentive compensation earned by all of the named executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements.

•                                         Made our stock ownership guidelines more rigorous by increasing the required ownership level for named executive officers from three to five times their respective annual base salaries. These guidelines align our executives’ long-term interests with those of our stockholders. In addition, prior to attaining the 5X share ownership guideline, each executive is required to retain at least 50% of the shares acquired upon exercise of options or vesting of restricted stock awards or units, net of amounts required to pay taxes and exercise price.

FOR THE FOREGOING REASONS, WE BELIEVE THAT A VOTE APPROVING, ON AN ADVISORY BASIS, OUR SAY-ON-PAY PROPOSAL IS WARRANTED. ACCORDINGLY, WE URGE YOU TO VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL 3).

Appendix

Reconciliation of GAAP to Non-GAAP

(in thousands, except earnings per share data)

	Year Ended June 30,
	2012		2013

	Net income	EPS	Net income	EPS

GAAP basis	$45,548	$2.24	$44,135	$2.15

Impairment, restructuring and other charges, net of tax	1,022	0.05	5,862	0.28
Impact from election to accelerate depreciation for tax purposes	--	--	6,815	0.33

Non-GAAP basis	$46,570	$2.29	$56,812	$2.76

Reconciliation of GAAP to Non-GAAP

(in thousands)

	Year Ended June 30,
	2012	2013	Growth
	Revenue	Revenue	Rate

GAAP basis	$792,990	$802,047	1.1%

Revenue from U.S. Army program	$(94,729)	$(5,924)

Non-GAAP basis	$698,261	$796,123	14.0%

We believe that non-GAAP financial measures provide the most meaningful comparison between periods primarily because they exclude amounts that we do not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business.